Exhibit 8.1

[FENWICK & WEST LLP LETTERHEAD]

            , 2011

Board of Directors

Diamond Foods, Inc.

600 Montgomery Street, 17th Floor

San Francisco, California 94111

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of The Wimble Company, a Delaware corporation and a direct wholly owned subsidiary of Parent (as defined below) (“Wimbledon”), with and into Wimbledon Acquisition LLC, a Delaware limited liability company and a direct wholly owned subsidiary of RMT Partner (as defined below) (“Merger Sub”), pursuant to the Transaction Agreement, dated as of April 5, 2011 (“Transaction Agreement”), among The Procter & Gamble Company, an Ohio corporation (“Parent”), Wimbledon, Diamond Foods, Inc., a Delaware corporation (“RMT Partner”), and Merger Sub, and immediately following the distribution or exchange by Parent of all of the shares of Wimbledon Common Stock to or with Parent’s shareholders pursuant to the Separation Agreement, dated as of April 5, 2011 (“Separation Agreement”), among Parent, Wimbledon and RMT Partner (the Transaction Agreement, the Separation Agreement and the Ancillary Agreements, in each case, as amended through the date hereof and including all exhibits and attachments thereto, collectively, the “Agreements”, and the transactions to be consummated pursuant to the Agreements, the “Transactions”). Any capitalized terms used but not defined herein have the meaning given to such terms in the Transaction Agreement or the Separation Agreement.

In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreements, the Proxy Statement filed by RMT Partner with the Securities and Exchange Commission (the “SEC”) on June 20, 2011, the Form S-4 filed by RMT Partner with the SEC on June 20, 2011, and the Form S-4/S-1 filed by Wimbledon with the SEC on June 20, 2011, in each case as amended through the date hereof (the Form S-4 filed by RMT Partner and the Forms S-4/S-1 filed by Wimbledon, together, the “Registration Statements,” and the Proxy Statement filed by RMT Partner and the Registration Statements, together, the “SEC Documents”). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of RMT Partner, Merger Sub, Parent and Wimbledon.

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Agreements and the SEC Documents, (2) original documents (including signatures) are authentic, documents submitted to us as copies conform to

Board of Directors

Diamond Foods, Inc.

            , 2011

the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof, (3) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Agreements and the SEC Documents, (4) that the applicable law in effect as of the Effective Time will be the same as the applicable law in effect as of the date hereof, (5) the accuracy of the representations, both as of the date hereof and as of the Effective Time and thereafter, as applicable (i) made by RMT Partner, on behalf of itself and Merger Sub, set forth in the representation letter delivered to us by RMT Partner, dated as of the date hereof and (ii) made by Parent, on behalf of itself and Wimbledon, set forth in the representation letter delivered to us by Parent, dated as of the date hereof, and (6) that any representations made in such certificates which are qualified by knowledge or qualifications of like import are, and will be, accurate without such qualifications.

Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above and qualifications set forth below, we are of the opinion that, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

Our opinion concerning certain of the U.S. federal tax consequences of the Merger is limited to the specific U.S. federal income tax consequences presented above. No opinion is expressed as to any transaction other than the Merger. In addition, this opinion does not address any estate, gift, state, local or foreign tax consequences that may result from the Merger.

Our opinion is based on the current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (the “Service”) and case law, all as currently in effect and any of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

You should be aware that an opinion of counsel represents only counsel’s best legal judgment and has no binding effect or official status of any kind. No assurance can be given that a contrary position will not be successfully asserted by the Service. No ruling has been or will be requested from the Service concerning the U.S. federal income tax consequences of the Merger. Further, if the facts vary from those relied upon (including if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and the references to our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Board of Directors

Diamond Foods, Inc.

            , 2011

Very truly yours,

FENWICK & WEST LLP